Exhibit 99.9

AMENDMENT NO. 2

to

STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (this "Amendment") is entered into as of October 2, 2003, by and between Solico International, Inc., a Texas corporation, and Victoria & Eagle Strategic Fund, Ltd., a Cayman Islands corporation. Purchaser and Seller are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, the Parties previously entered into that certain Stock Purchase Agreement as of September 22, 2003, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated September 30, 2003 (the "Stock Purchase Agreement"); and

WHEREAS, the Parties, in accordance with Section 10.8 of the Stock Purchase Agreement, desire to amend the terms of the Stock Purchase Agreement to their mutual benefit in accordance with the terms of this Amendment;

NOW THEREFORE, the Parties, in consideration of the above recitals, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby agree to the following:

1. Amendment of Section 7.4. Section 7.4 of the Stock Purchase Agreement is deleted in its entirely and replaced with the following language:

"7.4 Resignation of Directors. The size of the board of directors of the Company shall be five (5) directors. As of the Second Closing Date, there shall be at least one (1) vacancy on the board of directors of the Company as a result of the resignation of at least one (1) director in accordance with the Company's bylaws, such resignation to be effective upon or prior to the consummation of the Second Closing. As of the Option Closing Date, there shall also be at least one (1) vacancy on the board of directors of the Company as a result of the resignation of at least one (1) director in accordance with the Company's bylaws, such resignation to be effective upon or prior to the consummation of the Option Closing."

2. Amendment of Section 7.5. Subsection (b) of Section 7.5 of the Stock Purchase Agreement is deleted in its entirely and replaced with the following language:

"(b) effective on or prior to the Second Closing, appointing at least one (1) Person designated by the Purchaser to the Company's board of directors in accordance with the Company's bylaws, such designee to be separate from, and in addition to, any designee appointed to the Company's board of directors under the terms and conditions of the Broady Purchase Agreements;"

3. Effect of Amendment. Except as expressly amended by the terms hereof, the terms and provisions of the Stock Purchase Agreement shall continue in full force and effect.

4. Counterparts. This Amendment may be executed by facsimile signature in one or more counterparts, each of which will be deemed to constitute an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

SOLICO INTERNATIONAL, INC.,

a Texas corporation

By:

Name:

Title

VICTORIA & EAGLE STRATEGIC FUND, LTD.

a Cayman Islands corporation

By:

Name:

Title